822 Bishop Street                                                                                    Tel (808) 525-6611
Honolulu, Hawaii 96813                                                                          Fax (808)525-6652
www.alexanderbaldwin.com

For media inquiries:                                                                                 For investor relations inquiries:
Meredith J. Ching                                                                                    Kevin L. Halloran
808.525.6699                                                                                              808.525.8422
mching@abinc.com                                                                                 khalloran@abinc.com

FOR IMMEDIATE RELEASE VIA BUSINESSWIRE:

STANLEY M. KURIYAMA APPOINTED CHIEF EXECUTIVE OFFICER OF ALEXANDER & BALDWIN; W. ALLEN DOANE TO RETIRE AFTER 11 YEARS AS CEO

HONOLULU – October 22, 2009 – The Alexander & Baldwin, Inc. (NYSE: ALEX) (“A&B”) Board of Directors has appointed A&B President Stanley M. Kuriyama to the position of chief executive officer, effective January 1, 2010, succeeding Chairman and Chief Executive Officer W. Allen Doane, who will retire at year’s end after 11 years as CEO.  Kuriyama also has been named to serve on the A&B board of directors, effective January 1, 2010.  Doane will continue to serve A&B as a director, and current Lead Independent Director Walter A. Dods, Jr. will become chairman of the A&B board, also effective January 1, 2010.

W. Allen Doane, 61, has been A&B’s chief executive officer since October 1998.  Doane joined A&B in 1991 as executive vice president and chief operating officer of A&B-Hawaii (“ABHI”), then A&B’s real estate and food products subsidiary.

During Doane’s tenure as CEO, the company greatly expanded its business scope and profitability.  A principal element of this was the strategically directed growth in real estate, where income in 2008 was more than three times that of a decade earlier.  A&B has become a leading real estate company in Hawaii, with major active developments and commercial properties statewide.  In transportation, A&B’s shipping subsidiary, Matson Navigation, has nearly doubled its income in the last ten years by expanding both west and east from Hawaii.  Most significant has been Matson’s entry into the China market, where it calls on three China ports and is the only U.S. shipping company with service from China to the U.S.  In addition, Matson has grown its logistics presence on the U.S. mainland, where it is now the ninth largest logistics provider in the country.  The success of these initiatives has been reflected in A&B’s earnings, which have increased from $25 million in 1998 to over $130 million in 2008.

Walter Dods, who has been a member of A&B’s board of directors since 1989, recognized Doane’s leadership at A&B.   “Having had the privilege of working with Allen since 1998, I want to extend on behalf of the entire board our deepest gratitude and appreciation to him.  Allen’s leadership has been inclusive, and highly strategic and insightful.  He has been the architect of A&B's strategy for accelerated growth, and his successes have left the corporation in a significantly improved operating and financial condition, and with much strengthened tangible assets and human resources,” said Dods. “We also are grateful that A&B will continue to benefit from Allen’s counsel as a valued member of the board.”

Doane said, “In 2007, I informed the Board of my plan to retire at the end of this year.  Having served as CEO since 1998, the timing was right to implement the succession plan approved by the A&B Board.  I am very pleased that Stan Kuriyama will now become the company’s CEO.  A&B is truly fortunate to have an individual of Stan’s proven capability and experience take on these leadership responsibilities, and I am confident that the company’s best days are ahead.”

Stanley M. Kuriyama, 56, was promoted to president of A&B in October 2008, and has since been responsible for the operations of both Matson Navigation Company and the A&B Land Group, which includes A&B Properties and A&B’s agricultural and trucking operations.  He joined the company in January 1992, as a vice president of ABHI.  He was named a vice president of A&B and executive vice president of ABHI in 1999, and was named vice chairman and chief executive officer of A&B Properties, Inc. in 2000, before assuming the role of president and chief executive officer of A&B Land Group in 2005.  He was named chairman of the board of Matson in August 2009.  His leadership has been the principal element in A&B’s highly successful growth in real estate.  Prior to joining A&B, he was a partner with the law firm of Cades Schutte Fleming & Wright, and earned his law degree from Harvard Law School.

Dods said, “On behalf of the board of directors, we are pleased to express our confidence in Stan Kuriyama through this promotion to become A&B’s new chief executive officer.  On a personal level, it is thrilling for me to have one of Hawaii’s own – a local boy – assume these responsibilities.  He is accomplished, approachable and has a strong commitment to Hawaii.  I know he will be an exceptional leader and that Alexander & Baldwin will continue to serve Hawaii with integrity through its business activities on both land and sea.”

Kuriyama said, “I am honored by the confidence Allen and the board have placed in me.  Alexander & Baldwin has a long and successful history in Hawaii, and an enduring commitment to the people, communities and markets we serve.  Allen has done an extraordinary job of guiding and growing this company, and has laid a strong foundation for the future.  While today’s economic environment is obviously challenging, I am optimistic about our prospects.  We have strong operating companies and quality assets, we are committed to finding new ways and places to grow our business, and most of all, we are blessed with extraordinarily capable and dedicated employees throughout the organization.”

Walter A. Dods, Jr., 68, has served as lead independent director of A&B since 2006 and as a director of A&B since 1989.  He has more than three decades of international and corporate experience at the highest levels of executive leadership for First Hawaiian Bank and BancWest Corporation, and also currently serves as Non-Executive Chairman of the Board of Hawaiian Telcom Communications, Inc., as well as a member of numerous other profit and non-profit boards.

About Alexander & Baldwin: A&B is headquartered in Honolulu, Hawaii and is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc., Matson Integrated Logistics, Inc. and Matson Global Distribution Services; in real estate through A&B Properties, Inc.; and in agribusiness through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com.

Statements in this press release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  These forward-looking statements are not guarantees of future performance.  This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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